Exhibit 10.1

May 30, 2019

VIA HAND DELIVERY

Mr. Dennis P. Kelleher

57 East Elm Street
Chicago, IL 60611

RE:                           Transition and Separation Agreement

Dear Dennis:

This transition and separation agreement (this “Agreement”) sets forth the entire agreement between CF Industries Holdings, Inc. (the “Company”) and you regarding your separation from the Company.  By countersigning and delivering this Agreement to the Company, you and the Company (each a “Party” and collectively, the “Parties”), intending to be legally bound, and for good and valuable consideration, hereby agree as follows:

1.             Resignation.  Effective as of September 1, 2019 (the “Resignation Date”), you hereby irrevocably resign from your role as an employee and from your role as Chief Financial Officer (“CFO”) and from all other director, officer, benefit plan trustee, and similar positions you hold with the Company and its affiliates.  The Company agrees to continue employing you through the Resignation Date, subject to the terms and conditions of this Agreement and your compliance with the Company’s policies.

2.             Payments.

(a)           Whether or not you sign this Agreement, the Company shall pay you (i) your current monthly base pay, less all applicable withholdings and deductions, through the Resignation Date in accordance with the Company’s usual payroll practices, (ii) accrued but unpaid vacation pay in one lump-sum included in your final paycheck and (iii) reimbursement of any business expenses incurred prior to the Resignation Date in compliance with the policies and procedures of the Company.  Provided that you timely and validly elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), you and your eligible dependents’ participation in the group health and dental insurance plans of the Company will continue after the date of this Agreement in accordance with the provisions of COBRA for such period as is required pursuant to applicable law.

(b)           Provided that (i) you execute the release attached hereto as Appendix B, Section 1 (the “Supplemental Release”) on or within twenty-one (21) calendar days following the Resignation Date and the Supplemental Release becomes effective pursuant to its terms; and (ii) you remain in compliance with this Agreement at all times, you will be entitled to the following:

(i)            Continued payment to you of your current base salary through December 31, 2020, payable on each regularly scheduled payroll date of the Company in accordance with the Company’s payroll procedures and subject to any applicable deductions or withholdings;

(ii)           Payment to you of your 2019 annual bonus under the Company’s Annual Incentive Plan, pro-rated to reflect the partial year of service in 2019 ending with the Resignation Date but with no other change in the current terms on which you participate in the Plan, payable based on actual performance for 2019 at the same time and pursuant to the same terms as 2019 annual bonuses are paid to senior executives of the Company, subject to any applicable deductions or withholdings;

(iii)          Payment to you of your current target annual bonus under the Company’s Annual Incentive Plan for 2020, payable at the same time as 2020 annual bonuses are paid to senior executives of the Company, subject to any applicable deductions or withholdings;

(iv)          Reimbursement to you by the Company for COBRA premium payments for you and your eligible dependents through the end of 2020; and

(c)           Continued vesting of your equity awards that are outstanding as of the Resignation Date, as set forth on Appendix A hereto (“Outstanding Company Equity Awards”) following the Resignation Date in accordance with the vesting schedule and terms applicable to such equity awards, and any such Outstanding Company Equity Awards that are stock options will remain exercisable until the earlier of (A) the fourth anniversary of the Resignation Date and (B) expiration of the term applicable to the stock option.

3.             Effect of Death.  In the event of your death following the date the Supplemental Release becomes effective (or in the event of your death on or before September 30, 2019 and before the Supplemental Release becomes effective), your estate shall be provided with any remaining unpaid payments described in Sections 2(b)(i)-(iv) and to the continued vesting and exercisability of Outstanding Company Equity Awards described in Section 2(c) to the same extent to which you were entitled to such payments and continued vesting and exercisability in accordance with the terms of the Outstanding Company Equity Awards and this Agreement.

4.             No Other Payments or Benefits.  You acknowledge and agree that, other than the payments and benefits set forth in Section 2 of this Agreement, you have received all payments and benefits to which you are entitled from the Company and are not entitled to any other compensation, benefits, or payments from the Company or any other Company Parties (as defined below).

5.             Return of Property.  You agree that within five (5) business days of the Resignation Date, you will deliver, without retaining any copies, all documents and other material in your possession relating, directly or indirectly, to any Confidential Information (as defined in Section 6 below) or other information of the Company, or Confidential Information or other information regarding third parties, learned as an employee of the Company, including, but not limited to, any and all documents, contracts, agreements, plans, books, notes, including electronically stored data and any copies of the foregoing, as well as all materials or equipment supplied by the Company, such as credit cards, laptop or other computer equipment.

6.             Confidentiality and Confidential Information.

(a)           You represent that you have held, and you agree that you will at all times hold, in the strictest confidence and have not and will not make any unauthorized disclosure, directly or indirectly, of any Confidential Information of the Company, or third parties, or make any use thereof, directly or indirectly, except in working for the Company.  You assign to the Company any rights you may have or acquire in such Confidential Information and recognize that all such information shall be the sole property of the Company and its successors or assigns.

(b)           “Confidential Information” means and includes the Company’s confidential and/or proprietary information and/or trade secrets, including those that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources.  Confidential Information includes, but is not limited to, the following:  information regarding past, current and prospective customers and investors and business affiliates, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services and processes; procurement procedures, pricing, and pricing techniques, including contact names, services provided, pricing, type and amount of services used; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information.  You acknowledge that the Company’s business is highly competitive, that this Confidential Information constitutes a valuable, special and unique asset used by the Company in its business, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company.  Confidential Information shall not include information that (i) was already in your possession prior to disclosure by the Company but not developed by you; (ii) was independently developed by you without reference to the Company’s Confidential Information; (iii) is obtained from a third party who is not prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation to the Company; or (iv) is or becomes generally available to the public other than as a result of disclosure by you.

(c)           You agree to keep the existence and terms of this Agreement, and all discussions relating thereto, completely confidential, except to members of your immediate family or as may be required (i) in the course of obtaining legal or financial advice with respect to the rights and obligations created hereby, (ii) in the preparation of federal, state or local tax returns or (iii) as required by law.

7.             Transition Assistance and Non-Disparagement.  During the period beginning on the date you sign this Agreement through December 31, 2020, you agree to make yourself available to provide limited transition assistance to the Company from time to time.  The assistance that you will provide shall be as requested by the Chief Executive Officer or the new Chief Financial Officer of the Company (or their delegates), for the purpose of assisting the new Chief Financial Officer with any questions or issues that may arise during the transition, subject to your availability to provide such services in each instance in light of your then-existing responsibilities.  You agree not to take any action, or make any statement, whether orally or in writing, which in any manner disparages or impugns the reputation or goodwill of the Company (including its directors and executive officers) and that to do so will constitute a material breach of this Agreement.  The Company agrees that it shall not, and shall instruct its directors and executive officers to not, take any action or make any statement, whether orally or in writing, which in any manner disparages or impugns your reputation or goodwill and that for the Company to do so or fail to so instruct its directors and executive officers will constitute a material breach of this Agreement.  The foregoing restrictions shall not apply with regard to any statements that are made truthfully in response to a subpoena or other legal process.

8.             Non-Competition and Non-Solicitation.  During the period beginning on the date you sign this Agreement through December 31, 2020, you agree and covenant that, without the express prior written consent of the Company, you will not, directly or indirectly:

(a)                                 anywhere in the United States or in any other country in which the Company engages, or is preparing to engage in, the business of manufacturing and distributing agricultural fertilizers (the “Business”), as an owner, part owner, partner, principal, manager, member, director, officer, management-level or executive-level employee, senior-level consultant or an agent, engage or prepare to engage in, or assist others to engage or prepare to engage in, the Business;

(b)                                 solicit business of the same or of a similar nature to the business of the Company or its affiliates from any customer or client who is doing business with the Company or its affiliates at the time of such solicitation or was doing business with the Company or its affiliates as of the termination of your employment with the Company; or

(c)                                  solicit for employment or engagement, or otherwise induce to leave the employment or service of the Company, any person employed or engaged by the Company.

It is expressly understood and agreed that although you and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that any restriction contained in this Agreement is an unenforceable restriction against you, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained in this Agreement.

9.             Permitted Disclosures.  Notwithstanding anything to the contrary in this Agreement or any other agreement between you and the Company, pursuant to 18 U.S.C. § 1833(b), you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to your attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you (i) file any document containing the trade secret under seal, and (ii) do not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.  Further, nothing in this Agreement or any other agreement that you have with the Company shall prohibit or restrict you from making any voluntary disclosure of information or documents concerning possible violations of law to, or seek a whistleblower award from, any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

10.          Release.

(a)           You hereby release, discharge and forever acquit the Company, and its affiliates and subsidiaries and the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, in their personal and representative capacities (individually, “Company Party,” and collectively, the “Company Parties”), from liability for, and hereby waive, any and all claims, charges, liabilities, causes of action, rights, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, benefits, obligations, damages, demands or liabilities of every nature, kind and description, in law, equity or otherwise, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which you or your heirs, executors, administrators, spouse, relatives, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time through the date upon which you sign this Agreement including, but not limited to (A) any such Claims relating in any way to your employment relationship with the Company or any other Company Parties, and (B) any such Claims arising under any federal, state, local or foreign statute or regulation, including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974 and any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) relating to wrongful employment termination; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the other Company Parties and you, including, without limitation, the Change in Control Severance Agreement between the Parties, effective as of August 22, 2011, amended as of April 27, 2012, and amended further and restated as of February 17, 2014 (the “Change in Control Severance Agreement”) and any incentive compensation plan or stock option plan with any Company Party; provided, however, that nothing in this Release shall release or impair any rights (1) that cannot be waived under applicable law, (2) to enforce this Agreement, (3) to indemnification pursuant to the terms of any agreement between you and the Company (including without limitation that certain Indemnification Agreement between you and the Company dated as of August 22, 2011, which remains in effect in accordance with its terms), or any policy under which you were covered during your employment with the Company or (4) to receive vested benefits under the Company’s qualified and non-qualified pension and 401(k) plans, if any, accrued prior to the Resignation Date (the “Excluded Claims”).

(b)           You represent that you have not brought or joined any lawsuit or filed any charge or claim against any Company Party in any court or before any government agency and have made no assignment of any rights you have asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any released Claims.

(c)           You further acknowledge and agree that, except with respect to the Excluded Claims, the Company Parties have fully satisfied any and all obligations whatsoever owed to you arising out of your employment with the Company or any other Company Party, and that no further payments or benefits are owed to you by the Company or any other Company Party.

11.          No Admission.  Nothing herein shall be deemed to constitute an admission of wrongdoing by you or any of the Company Parties.  Neither this Agreement nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

12.          Remedies.  Should you breach any provision of this Agreement, then on the recommendation of management approved by the Company’s board of directors, the Company may immediately cease any payments and benefits pursuant to this Agreement and you will be required to pay the Company an amount equal to all payments and benefits previously provided to you under this Agreement.  Nothing in this section shall be construed as limiting the Company from pursuing any remedies available to it for breach of this Agreement, including injunctive relief and the recovery of any damages it is able to prove.  By your signature below, you represent that, as of the date you sign this Agreement, you have not breached any obligations or covenants contained in this Agreement.

13.          Section 409A.  The intent of the Parties is that payments and benefits under this Agreement comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered in accordance with such intention. Without limiting the foregoing, each amount to be paid or benefit to be provided to you pursuant to this Agreement which constitutes deferred compensation subject to Section 409A, shall be construed as a separate identified payment for the purposes of Section 409A. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A to the extent necessary in order to avoid the imposition of penalty taxes on you pursuant to Section 409A.  In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required to comply with, and avoid the imposition of penalty taxes under, Section 409A, any payment that may be paid in more than one taxable year (depending on the time that you execute the release in Section 10 hereof or the Supplemental Release) shall be paid in the later taxable year. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A shall be made in accordance with the requirements of Section 409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement); (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

14.          Counterparts.  This Agreement may be executed in counterparts, and each counterpart, when so executed and delivered, shall be deemed to be an original and both counterparts, taken together, shall constitute one and the same Agreement.  A faxed or .pdf-ed signature shall operate the same as an original signature.

15.          Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company by acquisition, merger, consolidation or operation of law, or by acquisition of assets of the Company and any assigns.  You may not assign this Agreement, except with respect to the rights provided under Section 2 of this Agreement, which shall inure to the benefit of your heirs, executors and administrators.

16.          Severability; Blue-Penciling.  The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision.  In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the scope thereof, the Parties hereto agree that said court in making such determination shall have the power to reduce the scope of such provision to the extent necessary to make it enforceable, and that this Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

17.          Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Illinois, without regard to any conflict of law principles thereof that would give rise to the application of the laws of any other jurisdiction.

18.          Entire Agreement/No Oral Modifications.  This Agreement, including the Supplemental Release, the Employee Confidentiality Agreement between you and the Company dated as of September 2, 2011, and the Company’s Code of Corporate Conduct, constitute the entire agreement between you and any of the Company Parties with respect to the subject matter hereof and supersedes all prior negotiations, representations, arrangements or agreements relating thereto, whether written or oral, including the Change in Control Severance Agreement.  You represent that in executing this Agreement, you have not relied on any representation or statement not set forth herein.  No amendment or modification of this Agreement shall be valid or binding on the Parties unless in writing and signed by both Parties.

*        *        *

Very truly yours,

CF Industries Holdings, Inc.

	By:	/s/ Susan L. Menzel
Susan L. Menzel
Senior Vice President, Human Resources

ACKNOWLEDGED AND AGREED

/s/ Dennis P. Kelleher	May 30, 2019
Dennis P. Kelleher	Dated

APPENDIX A: OUTSTANDING COMPANY EQUITY AWARDS

Non-qualified Stock Option Award Agreements dated on or about August 22, 2011, August 10, 2012, August 12, 2013, March 3, 2014, March 3, 2015, March 3, 2016, and March 3, 2017, each as amended prior to the date of this Agreement (if applicable)

Performance Restricted Stock Unit Agreements dated on or about March 3, 2017, January 2, 2018, and January 2, 2019, each as amended prior to the date of this Agreement (if applicable)

Restricted Stock Unit Agreements dated on or about March 3, 2017, January 2, 2018, and January 2, 2019, each as amended prior to the date of this Agreement (if applicable)

APPENDIX B: SUPPLEMENTAL RELEASE

This Supplemental Release is entered into by Dennis P. Kelleher (“you”) in connection with the transition, separation and consulting letter agreement between you and CF Industries Holdings, Inc. (the “Company”), dated May 30, 2019 (the “Separation Agreement”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Separation Agreement.

1.                                      Release.

(a)                                 You hereby release, discharge and forever acquit the Company, and its affiliates and subsidiaries and the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, in their personal and representative capacities (individually, “Company Party,” and collectively, the “Company Parties”), from liability for, and hereby waive, any and all claims, charges, liabilities, causes of action, rights, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, benefits, obligations, damages, demands or liabilities of every nature, kind and description, in law, equity or otherwise, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which you or your heirs, executors, administrators, spouse, relatives, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time through the date upon which you sign this Supplemental Release including, but not limited to (A) any such Claims relating in any way to your employment relationship with the Company or any other Company Parties, and (B) any such Claims arising under any federal, state, local or foreign statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974 and any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) relating to wrongful employment termination; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the other Company Parties and you, including, without limitation, the Change in Control Severance Agreement and any incentive compensation plan or stock option plan with any Company Party; provided, however, that nothing in this Supplemental Release shall release or impair any rights (1) that cannot be waived under applicable law, (2) to enforce the Separation Agreement, (3) to indemnification pursuant to the terms of any agreement between you and the Company, or any policy under which you were covered during your employment with the Company or (4) to receive vested benefits under the Company’s qualified and non-qualified pension and 401(k) plans, if any, accrued prior to the Termination Date (the “Excluded Claims”).

(b)                                 You represent that you have not brought or joined any lawsuit or filed any charge or claim against any Company Party in any court or before any government agency and have made no assignment of any rights you have asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any released Claims.

(c)                                  You further acknowledge and agree that, except with respect to the Excluded Claims, the Company Parties have fully satisfied any and all obligations whatsoever owed to you arising out of your engagement with the Company or any other Company Party, and that no further payments or benefits are owed to you by the Company or any other Company Party.

2.                                      Review and Revocation Period.

(a)                                 By executing and delivering this Supplemental Release, you acknowledge that you have carefully read this Supplemental Release; you have had at least twenty-one (21) days to consider this Supplemental Release before execution and delivery hereof to the Company, though you may sign it sooner; and you have been and hereby are advised in writing that you may, at your option, discuss this Supplemental Release with an attorney of your choice and that you have had adequate opportunity to do so.  You fully understand the final and binding effect of this Supplemental Release; the only promises made to you to sign this Supplemental Release are those stated herein; and you are signing this Supplemental Release voluntarily and of your own free will in exchange for good and valuable consideration to which you are not otherwise entitled, including the payment and benefits set forth in Section 2 of the Separation Agreement.

(b)                                 Notwithstanding the initial effectiveness of this Supplemental Release, you may revoke the execution and delivery (and therefore the effectiveness) of this Supplemental Release within the seven (7) day period beginning on the date you deliver the re-execution to the Company (such seven (7) day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by you and must be delivered to the Company before 11:59 p.m., Eastern Standard time, on the last day of the Release Revocation Period.

(c)                                  In the event of such revocation by you, this Supplemental Release shall be of no force or effect, and you shall not have any rights and the Company shall not have any obligations under Section 2 of the Separation Agreement.  Provided that you do not revoke your consent to this Supplemental Release within the Release Revocation Period, this Supplemental Release shall become effective on the eighth (8th) calendar day after the date upon which you execute this Supplemental Release (the “Supplemental Release Effective Date”).

ACKNOWLEDGED AND AGREED ON OR AFTER SEPTEMBER 1, 2019

Dennis P. Kelleher

Date: